As filed with the Securities and Exchange Commission on April 6, 2011

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3429953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4211 W. Boy Scout Boulevard

Tampa, Florida 33607

(813) 871-4811

(Address including zip code, and telephone number, including area code, of Principal Executive Offices)

Amended and Restated Western Stock Option Plan

Coal International plc Stock Option Plan

Cambrian Deed of Option Grant for a Certain Employee

(Full titles of the plans)

Catherine C. Bona, Esq.

Walter Energy, Inc.

4211 W. Boy Scout Boulevard

Tampa, Florida 33607

(Name and address of agent for service)

(813) 871-4811

(Telephone number, including area code, of agent for service)

With copies to:

Peter Gordon, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value, to be issued under the Amended and Restated Western Stock Option Plan	166,211(2)	$48.17(2)	$8,006,383.87(2)	$929.54
Common Stock, $0.01 par value, to be issued under the Coal International plc Stock Option Plan	12,752(2)	$43.23(2)	$551,268.96(2)	$64.00
Common Stock, $0.01 par value, to be issued under the Cambrian Deed of Option Grant for a Certain Employee	14,535(2)	$77.18(2)	$1,121,811.30(2)	$130.24

(1)	This Registration Statement registers 193,498 shares of common stock of the Registrant (“Common Stock”) underlying outstanding but unexercised options previously granted under the Amended and Restated Western Stock Option Plan, the Coal International plc Stock Option Plan, and the Cambrian Deed of Option Grant for a Certain Employee, as well as an indeterminate number of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions. Each of the plans listed above were assumed by the Registrant on April 1, 2011 pursuant to that certain Arrangement Agreement, dated as of December 2, 2010, by and among the Registrant and Western Coal Corp.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the weighted average exercise price of the outstanding options.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Walter Energy, Inc, a Delaware corporation (“Walter” or the “Registrant”), in connection with the acquisition of Western Coal Corp., a corporation organized and existing under the laws of the Province of British Columbia (“Western”), by the Registrant, pursuant to the Arrangement Agreement, dated as of December 2, 2010, between the Registrant and Western (as amended, the “Arrangement Agreement”). Pursuant to the Arrangement Agreement, the Registrant, and among other things, will assume the outstanding stock options granted (the “Assumed Options”) under the Amended and Restated Western Stock Option Plan, the Coal International plc Stock Option Plan and the Cambrian Deed of Option Grant for a Certain Employee (collectively, the “Western Option Plans”) and exchange the Assumed Options for fully-vested and immediately exercisable options of the Registrant (the “Replacement Options”). The Replacement Options will be exercisable for shares of the Registrant’s Common Stock, par value $0.01 per share, and each will have an exercise price equal to the exercise price of the Assumed Option immediately prior to April 1, 2011 divided by a 0.114 exchange ratio, and will otherwise remain subject to the same terms and conditions set forth in the applicable Western Option Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

2.	The Registrant’s Current Reports on Form 8-K or Form 8-K/A filed on January 21, 2011, February 4, 2011, February 18, 2011, March 2, 2011 and March 11, 2011; and

3.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A12B filed on April 28, 2009, pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”), or any court in such suit or action was brought, shall determine upon application that, despite the liability judgment, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

The Registrant’s Fourth Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify directors and officers made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, to the fullest extent permitted by the laws of the State of Delaware. Such indemnification shall continue after an individual ceases to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such person. The Registrant’s Fourth Amended and Restated Certificate of Incorporation also provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Article IV of the By-laws of the Registrant provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may eliminate or limit the personal liability of a director to a Delaware corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to the unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

Article 6 of the Fourth Amended and Restated Certificate of Incorporation of the Registrant provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the DGCL.

The Registrant has entered into a Directors and Officers Indemnification Agreement which provides that directors and officers shall be indemnified to the fullest extent permitted by applicable law and obligates the Registrant to indemnify the directors and officers of the Registrant (a) if any director or officer is or may become a party to any proceeding against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Registrant, and in the case of a criminal action or proceeding, in addition, only if such director or officer had no reasonable cause to believe that his or her conduct was unlawful, (b) if a director or officer is or may become a party to any proceeding by or in the name of the Registrant to procure a judgment in its favor against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Registrant, except no indemnification for expenses need be made in respect of any claim in which such director or officer shall have been adjudged liable to the Registrant unless a court in which the proceeding is brought determines otherwise and (c) if a director or officer has been successful on the merits or otherwise in defense of any proceeding or claim.

The indemnification rights conferred by the Fourth Amended and Restated Certificate of Incorporation of the Registrant are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Registrant may also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 6th day of April 2011.

WALTER ENERGY, INC.

By:	/s/ Catherine C. Bona
Name: Catherine C. Bona
Title: interim General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Keith Calder, Catherine C. Bona and Lisa Honnold his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated:

Name	Title	Date

/s/ Keith Calder	Director and Chief Executive Officer (Principal Executive Officer)	April 6, 2011
Keith Calder

/s/ Lisa Honnold	Interim Chief Financial Officer, Senior Vice President (Principal Financial and Accounting Officer)	April 6, 2011
Lisa Honnold

/s/ Michael T. Tokarz	Chairman of the Board of Directors	April 5, 2011
Michael T. Tokarz

/s/ David R. Beatty	Director	April 6, 2011
David R. Beatty

/s/ Joseph B. Leonard	Director	April 4, 2011
Joseph B. Leonard

/s/ Howard L. Clark, Jr.	Director	April 5, 2011
Howard L. Clark, Jr.

/s/ Jerry W. Kolb	Director	April 5, 2011
Jerry W. Kolb

/s/ Patrick A. Kriegshauser	Director	April 5, 2011
Patrick A. Kriegshauser

/s/ Graham Mascall	Director	April 5, 2011
Graham Mascall

/s/ Bernard G. Rethore	Director	April 5, 2011
Bernard G. Rethore

/s/ A.J. Wagner	Director	April 5, 2011
A.J. Wagner

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed by the Registrant on April 23, 2009)

4.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 of Current Report on Form 8-K filed by the Registrant on November 24, 2008).

4.3	Form of Specimen Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4(b) to Registration Statement on Form S-1, filed on May 2, 1995).

4.4	Rights Agreement, dated as of April 24, 2009, between Walter Energy, Inc. and the Rights Agent, which includes the Form of Certificate of Designations as Exhibit A, Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K filed by the Registrant on April 23, 2009).

4.5	Amended and Restated Western Stock Option Plan*

4.6	Coal International plc Stock Option Plan*

4.7	Cambrian Deed of Option Grant for a Certain Employee*

5.1	Opinion of Simpson Thacher & Bartlett LLP*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.1)*

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement)

*	Filed herewith.